System Policy

Exhibit 97.1

Subject: Executive Compensation Recovery Policy

To: All Executive Officers (“Covered Officers”)	Policy Number: HR 1.61
From: Human Resources	Effective Date: November 1, 2023

PURPOSE

The purpose of this Executive Compensation Recovery Policy (the “Policy”) is to provide for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of the New York Stock Exchange (the “NYSE”).

SCOPE AND APPLICATION

The Board of Directors (the “Board”) of Unitil Corporation (the “Company”) adopted this policy which shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the NYSE (“Covered Executives”).

In general, executive officers include the Company’s chief executive officer, president, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division, or function (as of the date this policy was last updated, determined by the Board to consist of vice president–electric operations and vice president–gas operations), or any other officer or non-officer who performs a policy-making function for the Company. Policy-making function is not intended to include policymaking functions that are not significant.

Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.

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System Policy

POLICY

Recovery; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover reasonably promptly the amount of any erroneously awarded Incentive Compensation received by any Covered Executive (a) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement or (b) during any transition period required by Section 10D of the Exchange Act or the listing standards of the NYSE.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure. Incentive Compensation may include, without limitation, short-term or long-term cash incentives, restricted shares, and restricted stock units.

For purposes of this Policy, “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. Financial Reporting Measures may include, without limitation:

·
stock price;
·
total shareholder return;
·
revenues;
·
net income;
·
earnings before interest, taxes, depreciation, and amortization (EBITDA);
·
funds from operations;
·
liquidity measures such as working capital or operating cash flow;
·
return measures such as return on invested capital or return on assets; and
·
earnings measures such as earnings per share.

Erroneously Awarded Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation received by the Covered Executive based on the Company’s material noncompliance with any financial reporting requirement under the securities laws over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated results (computed without regard to any taxes paid).

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System Policy

If the amount of erroneously awarded Incentive Compensation cannot be determined directly from the information in the accounting restatement, then, to the extent permitted by Section 10D of the Exchange Act and the listing standards of the NYSE, the Company will make its determination based on a reasonable estimate of the effect of the accounting restatement.

For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received.

Method of Recovery

To the extent permitted by law, the methods for recovering Incentive Compensation under this Policy may include, without limitation:

•
requiring reimbursement of cash Incentive Compensation previously received;
•
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•
offsetting the recovered amount from any compensation otherwise owed by the Company to the Covered Executive;
•
forfeiting or cancelling outstanding vested or unvested equity awards; and/or
•
taking any other remedial and recovery action permitted by law.

Other Recovery Rights

The Board intends that this Policy will be applied to the fullest extent permitted by law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy or in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Recovery; Impracticability

The Company shall recover any erroneously awarded Incentive Compensation in accordance with this Policy except to the extent that the conditions of Rule 10D-1 of the Exchange Act and the listing standards of the NYSE are met and the Compensation Committee has determined (in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE) that recovery would be impractical.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

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System Policy

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy comply with, and be interpreted in a manner that is consistent with, the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the NYSE.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect rules and regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE. The Board may terminate this Policy at any time to the extent permitted under the Exchange Act and any rules or standards adopted by the Securities and Exchange Commission or the NYSE.

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